Via Facsimile and U.S. Mail
Mail Stop 6010


July 1, 2005


Ms. Melissa Lueke
Vice President and Chief Financial Officer
Meridian Bioscience, Inc.
3471 River Hills Drive
Cincinnati, Ohio 45244

Re:	Meridian Bioscience, Inc.
	Form 10-K for the Fiscal Year Ended September 30, 2004
	Filed December 13, 2004
	File No. 000-14902

Dear Ms. Lueke:

      We have completed our review of your Form 10-K and have no further comments at this time.


								Sincerely,


								Jim Atkinson
								Accounting Branch Chief